As filed with the Securities and Exchange Commission on August 2, 2023
Registration No. 333-264241
____________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-264241
UNDER
THE SECURITIES ACT OF 1933
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Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	98-1576914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4022 E. Conant St.
Long Beach, California 90808
(Address of principal executive offices, including zip code)
Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan
Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan
Virgin Orbit Holdings, Inc. Amended and Restated 2017 Stock Incentive Plan
(Full title of the plans)
Derrick Boston
Chief Legal Officer
Virgin Orbit Holdings, Inc.
4022 E. Conant St.
Long Beach, California 90808
(562) 388-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Drew Capurro
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
(714) 540-1235
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-264241) (as amended, the “Registration Statement”), filed by Virgin Orbit Holdings, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on April 12, 2022, registering a total of 50,237,986 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), under the Registrant’s 2021 Incentive Award Plan, 10,047,597 shares of Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan and 10,704,645 shares of Common Stock under the Registrant’s Amended and Restated 2017 Stock Incentive Plan. This Post-Effective Amendment is being filed to deregister any and all shares of Common Stock, registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:
As previously disclosed, on April 4, 2023, the Registrant and its domestic subsidiaries (together with the Registrant, the “Debtors”) commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). On July 31, 2023, the Court entered an order confirming the Fifth Amended Joint Chapter 11 Plan of Virgin Orbit Holdings, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated July 31, 2023 (as amended, modified, or supplemented from time to time, the “Plan”). On August 2, 2023 (the “Effective Date”), the Debtors filed a Notice of Effective Date with the Court and the Plan became effective in accordance with its terms. As of the Effective Date, and in accordance with the Plan, all outstanding shares of common stock of the Registrant (including shares of common stock issuable under equity awards granted under the Registrant’s equity incentive plans) were canceled and extinguished.
As a result of the foregoing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of August 2, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on this 2nd day of August, 2023.

Virgin Orbit Holdings, Inc.

By:	/s/ Dan Hart
Name:	Dan Hart
Title:	Authorized Signatory
No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.